Exhibit 10.3

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

BY AND AMONG

THE MEDICINES COMPANY

AND

TEVA PHARMACEUTICALS USA, INC.

DATED AS OF SEPTEMBER 30, 2011

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of September 30, 2011 (the “Effective Date”) by and between The Medicines Company, a company organized and existing under the laws of the State of Delaware with offices located at 8 Sylvan Way, Parsippany, New Jersey 07054 and its Affiliates (collectively, “MDCO”), and Teva Pharmaceuticals USA, Inc., a corporation organized and existing under the laws of the State of Delaware with offices located at 1090 Horsham Road, North Wales, Pennsylvania 19454 and its Affiliates (collectively “Teva”). Each of MDCO and Teva is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

R E C I T A L S:
WHEREAS, MDCO is the owner of NDA (as defined below) No. 20-873, which was approved by the FDA (as defined below) for the Manufacture (as defined below) and sale of Angiomax (as defined below);
WHEREAS, Pliva Hrvatska d.o.o., through Barr Laboratories, Inc. as its filing agent, submitted Abbreviated New Drug Application No. 91-206 (the “Teva ANDA”) to the FDA under Section 505(j) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §355(j)) seeking approval to engage in the manufacture, use and sale of the bivalirudin for injection product which is the subject of the Teva ANDA;
WHEREAS, Teva subsequently amended the Teva ANDA to include a “paragraph IV certification” seeking approval to engage in the manufacture, use and sale of the Teva Product (as defined below) prior to the expiration of United States Patent Nos. 7,582,727 and 7,598,343 (the “Litigated Patents”);
WHEREAS, Teva admits that the Teva Product infringes the Litigated Patents and that the Litigated Patents are valid and enforceable;
WHEREAS, MDCO and Teva are parties to a certain Settlement Agreement of even date herewith (the “Settlement Agreement”), pursuant to which MDCO and Teva are settling pending litigation; and
WHEREAS, pursuant to the Settlement Agreement, MDCO and Teva have agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements described herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Settlement Agreement.
1.1.    “’404 Patent” means U.S. Patent No. 5,196,404.

1.2.    “Accelerated Launch Date” means the earlier of: [**].
1.3.    “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.
1.4.    “Adverse Drug Experience” has the meaning set forth in 21 C.F.R. § 314.80(a), as amended, supplemented or superseded from time to time.
1.5.    “Affiliate” means a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting interest of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such interest shall not necessarily preclude the existence of control), or by contract or otherwise. In addition, with respect to this Agreement and the Settlement Documents, Teva Parenteral Medicines, Inc., Teva Pharmaceutical Industries Limited, Pliva Hrvatska d.o.o., Pliva d.d., Barr Laboratories, Inc., Barr Pharmaceuticals, Inc., Barr Pharmaceuticals, LLC, Plantex USA Inc., and Plantex, Ltd, and their respective Affiliates, shall be deemed Affiliates of Teva Pharmaceuticals USA, Inc.
1.6.    “AG Product” means a generically Labeled lyophilized product that is Marketed and/or supplied under NDA No. 20-873, described therein now or hereafter.
1.7.    “Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.
1.8.    “ANDA” means an Abbreviated New Drug Application to the FDA for approval to Manufacture and/or Market a pharmaceutical product in the Territory.
1.9.    “Angiomax” means the pharmaceutical product, solely in the lyophilized powder form, that contains the Compound as its sole active ingredient which is approved for Marketing in the Territory pursuant to MDCO’s NDA and is currently sold under the tradename Angiomax.
1.10.    “Anticipated Launch Date” means June 30, 2019.
1.11.    “API Supply Agreement” shall have the meaning assigned to such term in the Settlement Agreement.
1.12.    “Applicable Law” means the applicable Laws, rules, regulations, guidelines and requirements of any Governmental Authority related to the development, registration, Manufacture and Marketing of the Teva Product in the Territory or the performance of either Party’s obligations under this Agreement.
1.13.    “[**]” means the [**].
1.14.    “[**]” means the [**].

1.15.    “Authorized AG Product” means an AG Product authorized, whether pursuant to a license, supply arrangement, covenant not to sue, release, waiver or the like, for Marketing pursuant to an agreement between MDCO and a Third Party.
1.16.    “Authorized Generic ANDA Product” means [**].
1.17.    “Authorized Launch Date” means the earlier of: [**].
1.18.    “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to close.
1.19.    “Claim” means any Third Party claim, lawsuit, investigation, proceeding, regulatory action or other cause of action.
1.20.    “Commercially Reasonable Efforts” means efforts and diligence in accordance with the subject Party’s reasonable and sound business, legal, medical and scientific judgment and in accordance with the efforts and resources such Party would use in other aspects of its business that have similar commercial value and market potential, taking into account the competitiveness of the marketplace, the business life-cycle, the proprietary position of the company and the company’s profitability of the pertinent product.
1.21.    “Compound” means bivalirudin.
1.22.    “Confidential Information” means any scientific, technical, formulation, process, Manufacturing, clinical, non-clinical, regulatory, Marketing, financial or commercial information or data relating to the business, projects, employees or products of either Party and provided by one Party to the other by written, oral, electronic or other means in connection with this Agreement.
1.23.    “Consent Judgment” shall have the meaning assigned to such term in the Settlement Agreement.
1.24.    “Covenant Not to Sue” shall have the meaning assigned to such term in Section 3.5.
1.25.    “[**]” means [**].
1.26.    “Effective Date” shall have the meaning assigned to such term in the preamble to this Agreement.
1.27.    “FDA” means the United States Food and Drug Administration or any successor agency thereof.
1.28.    “Final Court Decision” means a final decision of any Federal court from which no appeal has been or can be taken (other than a petition to the United States Supreme Court for a writ of certiorari).
1.29.    “[**]” means [**].

1.30.    “[**]” means [**].
1.31.    “[**]” a [**].
1.32.    “First Commercial Sale” means the shipment of commercial quantities of product for immediate commercial sale to major retail chains, major pharmaceutical wholesalers, hospitals or managed care providers in the Territory, [**].
1.33.    “Force Majeure” means any circumstances reasonably beyond a Party’s control, including, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property.
1.34.    “GAAP” means generally accepted accounting principles in effect in the United States from time to time, consistently applied.
1.35.    “Generic Equivalent Product” means any lyophilized pharmaceutical product containing the Compound as its sole active ingredient which is submitted to the FDA for Regulatory Approval pursuant to an ANDA as a Therapeutic Equivalent to Angiomax.
1.36.    “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, or (ii) a federal, state, province, county, city or other political subdivision thereof.
1.37.    “Label” means any Package labeling designed for use with a product, including the package insert for such product that is approved by the FDA, and “Labeled” or “Labeling” shall have the correlated meaning.
1.38.    “Launch” means the first Shipment of Teva Product by Teva to an unaffiliated Third Party.
1.39.    “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.
1.40.    “License and Authorization” shall have the meaning assigned to such term in Section 2.2.
1.41.    “Litigated Patents” shall have the meaning assigned to such term in the Recitals.
1.42.    “Losses” means any liabilities, damages, costs or expenses, including reasonable attorneys' fees and expert fees, incurred by any Party that arises from any claim, lawsuit or other action by a Third Party.
1.43.    “Manufacture” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including, manufacturing Compound or supplies for development, manufacturing a product for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing, and “Manufactured” or “Manufacturing” shall have the correlated meaning.
1.44.    “Market” means to distribute, promote, advertise, market, offer for sale or sell, to a Third Party and “Marketing” or “Marketed” shall have the correlated meaning.
1.45.    “MDCO” shall have the meaning assigned to such term in the preamble to this Agreement.
1.46.    “MDCO Liability” shall have the meaning assigned to such term in Section 9.1.
1.47.    “MDCO Party” shall have the meaning assigned to such term in Section 9.2.
1.48.    “MDCO’s External Auditor” shall have the meaning assigned to such term in 6.7.
1.49.    “MDCO’s NDA” means MDCO’s NDA No. 20-873 for the Regulatory Approval of Angiomax.
1.50.    “MDCO’s Patents” means (i) the Litigated Patents and any patent that issues as a result of a reexamination or reissue thereof, (ii) except for the ‘404 Patent, any other present or future U.S., international, or foreign patent owned or controlled by MDCO or any of its Affiliates which claims cover the Manufacturing, Marketing, using, or importing of the Teva Product.
1.51.    “NDA” means a New Drug Application filed with the FDA pursuant to and under 21 U.S.C. § 355(b), together with the FDA’s implementing rules and regulations.
1.52.    “Net Sales” shall equal the gross amount invoiced for sales of the Teva Product by Teva to Third Parties in the Territory less the following, deductions from such gross sales, all as determined in accordance with Teva’s standard practices for other pharmaceutical products and consistent with the customary practices in the generic pharmaceutical industry in the Territory, consistently applied, and which, as applicable, are actually incurred, allowed, accrued or specifically allocated. For the sake of clarity, all such deductions represent reductions to the gross amount invoiced for sales of the Teva Product by Teva to Third Parties in the Territory in accordance with GAAP:
1.52.1    [**] percent ([**]%) of gross sales for cash discounts;
1.52.2    reasonable estimates for chargebacks, rebates, administrative fee arrangement and similar price concessions offered to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers directly related to the sale of Teva Product;
1.52.3    reasonable estimates for customer returns of Teva Product (including as a result of recalls);
1.52.4    reasonable estimates for rebates or other price reductions provided, based on sales of Teva Product to any governmental or regulatory authority in respect of state or federal Medicare, Medicaid or similar programs; and
1.52.5    reasonable estimates for billing adjustments, price or shelf stock adjustments, or other promotional allowances.
1.53.    “Package” means all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying a product, and “Packaged” or “Packaging” shall have the correlated meaning.
1.54.    “Party” or “Parties” shall have the meaning assigned to such term in the preamble to this Agreement.
1.55.    “Patent Term Extension” means any extension of the patent term of the ‘404 Patent beyond March 23, 2010 for any reason including, but not limited to, legislative, judicial actions or action by the U.S. Patent and Trademark Office.
1.56.    “Pending Litigation” shall have the meaning assigned to such term in the Settlement Agreement.
1.57.    “Person” means any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.
1.58.    “Regulatory Approval” means final Marketing approval by the FDA for the sale and Marketing of a pharmaceutical product in the Territory.
1.59.    “Settlement Agreement” shall have the meaning assigned to such term in the Recitals.
1.60.    “Settling Party” shall have the meaning assigned to such term in Section 13.5.
1.61.    “Shipped” means, with respect to a product, when a Person has delivered shipments of such product to a common carrier for shipment to its customers for resale to consumers; in each instance, a “Shipment” “Ship” or “Shipping” shall have the correlated meaning.
1.62.    “Term” shall have the meaning assigned to such term in Section 12.1.
1.63.    “Territory” means the United States of America, and its territories, commonwealths, districts and possessions, including the Commonwealth of Puerto Rico.

1.64.    “Teva” shall have the meaning assigned to such term in the preamble to this Agreement.
1.65.    “Teva ANDA” shall have the meaning assigned to such term in the Recitals.
1.66.    “[**]” means [**] and their respective Affiliates.
1.67.    “Teva Launch Date” means the earlier of:
1.67.1    the Anticipated Launch Date;
1.67.2    an Authorized Launch Date;
1.67.3    [**]
1.67.4    [**].
1.68.    “Teva Liability” shall have the meaning assigned to such term in Section 9.2.
1.69.    “Teva Party” shall have the meaning assigned to such term in Section 9.1.
1.70.    “Teva Product” means a lyophilized product containing the Compound as its sole active ingredient, which is the subject of the Teva ANDA, including all lyophilized formulations thereof, described therein now or hereafter.
1.71.    “Teva Product Manufacturing Costs” for Teva Product shall mean, [**].
1.72.    “Teva Product Gross Profits” means the Net Sales for Teva Product less the Teva Product Manufacturing Costs incurred by Teva for such Teva Product.
1.73.    “Teva’s Patents” means any present or future U.S., international, or foreign patent owned or controlled by Teva which claims cover the Manufacturing, Marketing, using, or importing of Angiomax, AG Product and/or Generic Equivalent Product.
1.74.    “Therapeutic Equivalent” shall have the meaning given to it by the FDA in the current edition of the “Approved Drug Products with Therapeutic Equivalence Evaluations” (the “Orange Book”) as may be amended from time to time during the Term.
1.75.    “Third Party” or “Third Parties” means any Person or entity other than a Party or its Affiliates.
2.License and Authorization
2.1.    Subject to the terms, conditions and limitations hereof, including the conditions set forth in Section 3, MDCO hereby grants to Teva a non-exclusive license, under

MDCO’s Patents to: (i) Manufacture, have Manufactured, import and Market the Teva Product in or for the Territory, on and after the applicable Teva Launch Date; and (ii) Manufacture, and have Manufactured, import and conduct regulatory activities regarding Teva Product prior to the Teva Launch Date (but not to Market (except as provided in Section 3.1) or Ship the Teva Product prior to the Teva Launch Date) in sufficient quantities for the Launch of Teva Product and to permit Teva to Market and Ship the Teva Product beginning on and after the Teva Launch Date. To the extent MDCO owns or controls any regulatory exclusivities granted by the FDA that may prevent Regulatory Approval of the Teva Product or Teva’s Manufacture, importing or Marketing of Teva Product in the Territory as permitted hereunder, MDCO hereby waives, effective as of the date that Teva is licensed to conduct the applicable activity hereunder, such exclusivities and shall, if requested by Teva and if applicable, send the FDA, a written confirmation of MDCO’s agreement to waive, effective as of the date that Teva is licensed to conduct the applicable activity hereunder, such regulatory exclusivities with respect to the Teva Product and/or the Teva ANDA; provided, however, that the foregoing waiver shall not apply with respect to any pediatric exclusivity attached to the ‘404 Patent.
2.2.    The license, waiver and authorization granted in Sections 2.1 and 3.1 of this Agreement are referred to herein as the “License and Authorization.” Except to the extent permitted pursuant to Section 13.3, and without derogating from Teva’s “have Manufactured” rights set forth in Section 2.1, Teva shall not have the right to sublicense, assign or transfer any of its rights under the License and Authorization.
2.3.    [**].
2.4.    Except as set forth in the License and Authorization or expressly set forth in this Agreement, there are no authorizations, licenses or rights granted by either Party under this Agreement, by implication, estoppel or otherwise, including any right granted to Teva to Market or Manufacture any Generic Equivalent Product except under the Teva ANDA. Nothing herein shall be construed as the granting or any license or right to or under the ‘404 Patent. All rights not expressly granted by MDCO herein are hereby retained by MDCO. In addition, MDCO explicitly retains the right itself or through an Affiliate to Market an generically Labeled version of Angiomax, and MDCO is free to grant a license under MDCO’s Patents and/or supply AG Product to any Third Party.
2.5.    In the event MDCO authorizes, whether pursuant to a license, supply arrangement, covenant not to sue, release, waiver or the like (other than the granting of a retroactive license, covenant not to sue, release, waiver or the like, to a Third Party with respect to past Marketing or Manufacturing of a Generic Equivalent Product (including the future Marketing of Generic Equivalent Product already Manufactured or in the processes of being Manufactured)), a Third Party [**] to sell a Generic Equivalent Product or an Authorized AG Product [**], MDCO shall inform Teva [**].
3.Conditions
3.1.    Teva hereby agrees that it shall not Market or Ship Teva Product in the Territory prior to the applicable Teva Launch Date. Notwithstanding the foregoing, Teva shall be permitted (i) [**] days in advance of the Anticipated Launch Date [**] to inform potential customers of the date on which Teva would be permitted to sell the Teva Product; and (ii) [**] days in advance of the Anticipated Launch Date [**] to engage in confidential non-binding and preliminary pricing and non-binding and preliminary contracting activities with respect to the Teva Product.
3.2.    Teva hereby agrees not to (i) challenge any Patent Term Extension or the validity or enforceability of the Litigated Patents or the ‘404 Patent; (ii) aid, abet, assist, enable or participate with any Third Party in a challenge to the validity or enforceability of the Litigated Patents or the ‘404 Patent or the non-infringement by a Generic Equivalent Product sold by a Third Party of the Litigated Patents or the ‘404 Patent in or for the Territory, except to the extent required by court order or other Applicable Law; (iii) subject to Section 3.11, Market or Manufacture a Generic Equivalent Product other than the Teva Product pursuant to the License and Authorization; or (iv) subject to Sections 3.10 and 3.11, aid, abet, enable or contract with any Third Party regarding the Marketing or Manufacturing of any Generic Equivalent Product in or for the Territory other than the Teva Product. This Section 3.2 will automatically terminate upon the earlier of [**].
3.3.    In addition to any other right or remedy MDCO may be entitled to, in the event that during the Term, Teva breaches Section 3.2, MDCO may, at its sole discretion, immediately, effective upon notice to Teva, terminate the API Supply Agreement, and/or this Agreement. If MDCO terminates this Agreement pursuant to this Section 3.3, Section 4 shall survive such termination.
3.4.    Nothing set forth herein or in the other Settlement Documents shall be deemed to give MDCO any control over any Marketing exclusivity that may be granted to Teva by the FDA in connection with the Teva ANDA or the Teva Product. Nothing set forth herein or in the other Settlement Documents shall be deemed to prevent or restrict Teva from Manufacturing or Marketing any Generic Equivalent Product which would not infringe MDCO’s Patents, and nothing herein shall prohibit Teva from entering into any agreement with a Third Party related to any Generic Equivalent Product that does not infringe MDCO’s Patents.
3.5.    MDCO hereby covenants that it will not sue, assert any claim or counterclaim against, otherwise participate in any action or proceeding against Teva or its Affiliates or any of their shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the Manufacture or use anywhere in the world for exportation into the Territory, or the sale, offer for sale, or importation of the Teva Product (and for clarity, the Compound used to Manufacture the Teva Product), in or for the Territory, infringes MDCO’s Patents insofar as MDCO’s Patents apply to the Teva ANDA or the Teva Product (the “Covenant Not to Sue”). MDCO will impose the foregoing Covenant Not to Sue on any Third Party to which MDCO may assign, grant a right to enforce, or otherwise transfer (by any means) any of MDCO’s Patents subject to the foregoing Covenant Not to Sue. The Covenant Not to Sue shall not apply in the event Teva has violated either of the Consent

Judgments or has materially breached this Agreement or the Settlement Agreement. For any U.S. patents subject to the Covenant Not to Sue and listed in the FDA Orange Book, the Covenant Not to Sue will hereby be treated as a non-exclusive license, so that Teva or its Affiliates may file and maintain with the FDA “Paragraph IV Certifications” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) and 21 U.S.C. § 355(b)(2)(A)(iv) with respect thereto.
3.6.    In consideration of the mutual execution of the Settlement Documents and the mutual agreement to be legally bound by the terms hereof, MDCO and Teva, with the intention of binding themselves and their respective Affiliates, and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, hereby fully, finally and irrevocably release and discharge each other from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, liabilities, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, demands, costs, expenses, losses, liens and obligations, whatsoever, in law or equity, whether known or unknown, and waive any and all defenses, occurring before or as of the Effective Date related to the Litigated Patents, including (i) in connection with the Pending Litigation, (ii) Teva’s making, using, selling, offering for sale or importing Compound anywhere in the world for purposes of selling Compound to Teva’s customers prior to the Effective Date, (iii) associated with the Teva ANDA and Teva Product, and including without limitation MDCO’s assertion of the Litigated Patents against Teva, or (iv) all other claims that were asserted or could have been asserted in the Pending Litigation. For purposes of clarity, nothing herein shall inhibit any Party’s ability to enforce the terms of this Agreement or the Settlement Agreement or MDCO’s ability to enforce any patent, including the MDCO’s Patents against Third Parties, except as specifically provided in the Covenant Not to Sue. In connection with this Agreement, each Party, on behalf of itself and its Affiliates, expressly waive and relinquish all rights and benefits afforded in any jurisdiction similar to those afforded in Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
3.7.    Except to the extent required by court order or other Applicable Law, Teva shall not release any agent or consultant (whether retained by Teva or by any attorney that represents Teva) to assist or cooperate with any current or future litigant in a litigation against MDCO with respect to the Litigated Patents, the ‘404 Patent, or otherwise with respect to Angiomax in the Territory and shall not release, grant a waiver of conflict of interest or otherwise take any action which would allow or permit any attorney who represented Teva in the Pending Litigation (i) to breach the confidentiality of non-public information to which such attorney had access in connection with the Pending Litigation; or (ii) to represent or otherwise assist any current or future litigant in a litigation against MDCO with respect to the Litigated Patents, the

‘404 Patent and Angiomax in the Territory.
3.8.    Except as required by Law or for purposes of patient safety, MDCO will not, and will not cause, support or authorize any Person to (i) delete, remove or cancel NDA No. 20-873 for so long as Teva is selling Teva Product or AG Product, or (ii) in any regulatory, judicial or other forum or before any governmental agency challenge or contest the first to file exclusivity under 21 U.S.C. § 355(j)(5)(B)(iv) (as amended or replaced) with respect to the Teva ANDA.
3.9.    At the request of Teva, MDCO will submit appropriate and necessary documentation to the FDA evidencing the licenses, waivers and covenants granted to Teva under this Agreement.
3.10.    Subject to the remainder of this Section 3.10, Teva hereby agrees that Teva shall not supply the Compound to any Third Party which Teva knows or has reason to know will be used to Manufacture a Generic Equivalent Product that is intended for Marketing or use in the Territory. Teva shall require that any Third Party, [**], to whom Compound is delivered pursuant to Section 3.10.1(i) below, agree not to use such Compound to Manufacture a Generic Equivalent Product that is intended for Marketing or use in the Territory except as permitted under Section 3.10.1. In the event Teva or MDCO becomes aware that Compound Manufactured by Teva is used by a Third Party to Manufacture a Generic Equivalent Product that is intended for use in the Territory other than as contemplated by this Section 3.10, Teva will immediately cease the supply of Compound to such Third Party.
3.10.1    Notwithstanding the foregoing or anything else to the contrary in this Agreement or the other Settlement Documents, nothing in the Settlement Documents will prohibit or restrict Teva from: [**].
3.10.2    MDCO hereby covenants that it will not sue, assert any claim or counterclaim against Teva or its Affiliates or any of their shareholders, licensees, sublicensees, suppliers, importers, manufacturers, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause or authorize any person or entity to do any of the foregoing, otherwise participate in any action or proceeding, in each case claiming or otherwise asserting that, the foregoing activities set forth in Sections 3.10.1 infringe MDCO’s Patents , and MDCO hereby prospectively releases Teva and the foregoing Persons from liability under MDCO’s Patents with respect to the foregoing activities set forth in Sections 3.10.1. MDCO will impose the foregoing covenant not to sue on any Third Party to which MDCO may assign, grant a right to enforce, or otherwise transfer (by any means) any of MDCO’s Patents subject to the foregoing covenant not to sue. This covenant not to sue shall not apply in the event Teva has violated either of the Consent Judgments or has breached this Agreement or the Settlement Agreement. In addition to any other right or remedy MDCO may be entitled to, in the event that (i) Teva breaches this Section 3.10, or (ii) Compound supplied by Teva is used in a Generic Equivalent Product sold in the Territory by a Third Party [**] prior to:

[**], MDCO may, at its sole discretion, immediately, effective upon notice to Teva, terminate the API Supply Agreement and/or this Agreement.
3.11.    Notwithstanding anything set forth herein or in the other Settlement Documents, if Teva acquires all or substantially all the assets and business (by merger, purchase, reorganization, reincorporation, or otherwise) of a Third Party that owns an ANDA filed with the FDA seeking Regulatory Approval of a Generic Equivalent Product (an “Acquired Company ANDA”, and such acquisition an “ANDA Company Acquisition”), Teva reserves the right to, prior to the closing of such ANDA Company Acquisition, divests such Acquired Company ANDA and the Parties agree that the Third Party acquirer of such Acquired Company ANDA shall not be subject to the terms and conditions of the Settlement Documents. In addition, Teva shall have the right to withdraw and abandon the Acquired Company ANDA promptly following the closing of the ANDA Company Acquisition without being in breach of the Settlement Documents, and Teva shall promptly following the closing date of such ANDA Company Acquisition, provide notice to MDCO confirming the withdrawal and abandonment of the Acquired Company ANDA .
4.License to Teva’s Patents
4.1.    In full and complete consideration of the license and covenant not to sue granted by Teva to MDCO in this Section 4, MDCO shall make a one-time payment to Teva of [**] United States dollars ($[**]) within five (5) Business Days of the Effective Date. The foregoing payment shall be made by wire transfer to the account designated by Teva.
4.2.    Teva hereby grants to MDCO an exclusive (except as to Teva), sublicensable, fully paid-up license, under Teva’s Patents to: (i) Manufacture, have Manufactured, and import Angiomax, AG Product and Generic Equivalent Product in or for the Territory; and (ii) Market Angiomax, AG Product and Generic Equivalent Product in the Territory. For clarity, the foregoing grant of such exclusivity shall not preclude Teva from Manufacturing, importing and Marketing Generic Equivalent Product itself and Manufacturing Generic Equivalent Product for others.
4.3.    Teva shall promptly inform MDCO in writing of any infringement of Teva’s Patents by a Third Party with respect to the Manufacturing and/or Marketing of Angiomax, AG Product or Generic Equivalent Product in or for the Territory (the “MDCO Field”) of which Teva has knowledge, and shall provide MDCO with any readily available information relating to such infringement.
4.4.    During the Term, MDCO shall have the right, but not obligation, to prosecute at its own expense all infringements of Teva’s Patents in the MDCO Field and, in furtherance of such right, Teva hereby agrees that MDCO may include Teva as a named party plaintiff in any such suit, without expense to MDCO. The total cost of any such infringement action commenced or defended solely by MDCO shall be borne by MDCO, and MDCO shall keep any recovery or damages derived therefrom.
4.4.1    In the event that any action alleging invalidity of any of Teva’s

Patents shall be brought against Teva or MDCO, MDCO shall have the right, but not the obligation, to participate in the defense of such action at its own expense, and Teva shall not enter into any settlement of such action that would derogate from the scope of the license granted to MDCO hereunder without MDCO’s prior written consent.
4.4.2    In any infringement suit as MDCO may institute to enforce Teva’s Patents in the MDCO Field pursuant to this Agreement, Teva shall, at the request and expense of MDCO, cooperate in all reasonable respects and make available relevant records, papers, information, samples, specimens, and the like.
4.4.3    Teva retains the right to enforce Teva’s Patents outside of the MDCO Field, and in the event that MDCO chooses not to enforce Teva’s Patents with respect to infringement within the MDCO Field, MDCO will notify Teva within one hundred twenty (120) days following the date that MDCO becomes aware of such infringement and Teva shall have the right, but not the obligation, to enforce Teva’s Patents with respect to such infringement and keep any recovery or damages derived therefrom.
4.5.    Teva hereby covenants that it will not sue, assert any claim or counterclaim against, otherwise participate in any action or proceeding against MDCO or any of its shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the Manufacture, use sale, offer for sale, or importation of Angiomax, or any other product in a lyophilized powder form containing the Compound as its sole active ingredient (and for clarity, the Compound used to Manufacture such products), in or for the Territory, infringes Teva’s Patents. Teva will impose the foregoing covenant on any Third Party to which Teva may assign, exclusively license or otherwise transfer any of Teva’s Patents subject to the foregoing covenant.
5.Marketing of Teva Product
5.1.    During any period Teva is paying a royalty under Sections 6.1 or 6.2, Teva shall, at its sole cost and expense, utilize Commercially Reasonable Efforts in Marketing the Teva Product in the Territory to maximize sales of Teva Product. During the Term prior to the Teva Launch Date regarding the Marketing of Teva Product, Teva shall not enter into any arrangements or agreements with any Third Party to Market Teva Product in the Territory without MDCO’s prior written consent, which shall not be unreasonably withheld, except that Teva shall not be restricted in entering into customary agreements with its ordinary trade customers including, wholesalers, distributors, and retailers or with suppliers and vendors of advertising, marketing and promotional services.
5.2.    Except as provided in Section 13.3, only Teva shall be permitted to Launch and Market Teva Product under this Agreement.
5.3.    It is the intent of Teva to seek to sell Teva Product so as to maximize Teva

Product Gross Profits. Teva will have sole discretion, however, in setting the price for the sale of the Teva Product in the Territory. Teva will also agree that if it prices Teva Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due hereunder, the Net Sales of such Teva Product shall be adjusted to reverse any discount which was given to a customer that was in excess of customary discounts for the Teva Product (or, in the absence of relevant data for this Teva Product, other similar products under similar market conditions).
6.Royalties
6.1.    Teva Product. Teva will pay to MDCO a royalty of [**] percent ([**]%) of Teva Product Gross Profits on Teva Product sold [**].
6.2.    [**]. Teva will pay to MDCO a royalty of [**] percent ([**]%) of Teva Product Gross Profits on Teva Product sold [**]. In the event that the Teva Product Gross Profits on Teva Product for any calendar quarter is less than zero, Teva shall be permitted to set off the difference between zero and such Teva Product Gross Profits against future amounts payable by Teva pursuant to this Section 6.2 in future calendar quarters.
6.3.    Royalty Payments. Payments due under this Section 6 shall be made within [**] days from the end of each calendar quarter in which Teva Product is sold. All such payments shall include a report detailing the calculation of gross sales, Net Sales, Teva Product Gross Profits and the royalties payable hereunder.
6.4.    Annual True-Up. Within one hundred and eighty (180) days after the end of the last calendar year during the Term in which fees are payable to MDCO pursuant to this Section 6, Teva shall perform a “true up” reconciliation (and shall provide MDCO with a written report of such reconciliation) of the items comprising deductions from Net Sales outlined in Sections 1.51.2, 1.51.4 and 1.51.5. The reconciliation shall be based on actual cash paid or credits actually issued plus an estimate for any remaining liabilities incurred related to Teva Product but not yet paid. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days of the date of delivery of such report.
6.5.    Final True-Up. Within twenty-five (25) months of the after the end of the last calendar year during the Term in which fees are payable to MDCO pursuant to this Section 6, Teva shall perform a “true-up” reconciliation (and shall provide MDCO with a written report of such reconciliation) of the items comprising deductions from Net Sales for returns as outlined in Section 1.51.3. The reconciliation shall be based on actual cash paid or credits issued for returns, through the twenty-four (24) month period following the termination of the Supply Term. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days of the date of delivery of such report.
6.6.    Maintenance of Records. During the Term, and for a period of three (3)

years thereafter, Teva shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date:
6.6.1    records and books of account sufficient to confirm the calculation of the gross sales, Net Sales, AG Product Gross Profits (as applicable), Teva Product Gross Profits (as applicable), and the royalties payable hereunder; and
6.6.2    information and data contained in any invoices or reports accompanying any payment to MDCO provided to MDCO in connection with this Agreement.
6.7.    Inspection. On no less than [**] Business Days notice from MDCO, Teva shall make all the records, books of account, information and data referred to in Section 6.7 of this Agreement available for inspection during normal business hours by an internationally recognized independent accounting firm selected by MDCO and reasonably acceptable to Teva that is not paid in whole or in part by a contingent fee arrangement, (“MDCO’s External Auditor”) for the purpose of general review or audit; provided that MDCO may not request such inspection more than once in any calendar year. Upon reasonable belief of discrepancy or dispute, MDCO’s External Auditor shall be entitled to take copies or extracts from such records, and books of account (but only to the extent related to the contractual obligations set out in this Agreement) during any review or audit, provided MDCO’s External Auditor signs a confidentiality agreement with Teva providing that such records, and books of account shall be treated as Confidential Information which may not be disclosed to any Person, including MDCO. MDCO’s External Auditor shall only disclose to MDCO the results of the MDCO’s External Auditor’s audit, which results shall be concurrently disclosed to Teva. Any underpayment of amounts due hereunder as reflected by MDCO’s External Auditor’s results shall be promptly paid by Teva to MDCO.
6.8.    Inspection Costs. MDCO shall be solely responsible for its costs in making any such review and audit, unless MDCO identifies a discrepancy in the calculation of royalties paid to MDCO under this Agreement in any calendar year from those properly payable for that calendar year of [**] percent ([**]%) or greater, in which event Teva shall be solely responsible for the cost of such review and audit and shall pay MDCO any payment due. All information disclosed by Teva or its Affiliates pursuant to this Section 6 shall be deemed Confidential Information.
6.9.    Payment Method. All payments to be made by Teva to MDCO under this Agreement shall be in United States dollars in immediately available funds and shall be made by wire transfer to the account designated by MDCO, such account to be designated by MDCO at least five (5) Business Days prior to the date any such payment is due.
6.10.    Late Payments. In addition to any other rights and remedies, in the event payments required to be made under this Agreement are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the lesser of [**] percent ([**]%) above the prime rate reported in The Wall Street Journal (Eastern Edition) on the date such payment was due and the maximum permissible rate under the Law commencing on the date such payment is due until such date as the payment is made.
6.11.    Taxes. MDCO shall be responsible for and shall pay all taxes payable on any income or any payments by Teva to MDCO. Teva and MDCO shall bear sole responsibility for payment of compensation to their respective personnel, employees or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law. Teva shall have the right to withhold taxes in the event that the revenue authorities in any country require the withholding of taxes on amounts paid hereunder to MDCO. Teva shall secure and promptly send to MDCO proof of such taxes, duties or other levies withheld and paid by Teva for the benefit of MDCO. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.
7.    Confidentiality
7.1.    Confidentiality Obligation. The Parties and their respective employees, directors, officers, consultants and contractors shall keep and maintain as confidential any Confidential Information supplied by the other Party during the Term. The confidentiality and non-disclosure obligations contained in this Agreement shall not apply to the extent that, evidenced by written records or similar proof, such Confidential Information is:
7.1.1    at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;
7.1.2    after disclosure by one Party to the other becomes part of the public domain, other than by breach by a Party of any obligation of confidentiality;
7.1.3    information which the receiving Party can establish by competent evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or
7.1.4    received from a Third Party who was lawfully entitled to disclose such information free of an obligation of confidentiality.
7.2.    Exceptions. Notwithstanding Section 7.1, in addition to any disclosure allowed under Section 13.5 the Party receiving Confidential Information may disclose such Confidential Information to the extent that such disclosure has been ordered by a court of law or directed by a Governmental Authority, provided that, the disclosure is limited to the extent ordered or directed and wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.
7.3.    Expiration of Confidentiality. The confidentiality obligation contained in this Section 7 shall survive the termination or expiry of this Agreement for so long as such information remains confidential.

7.4.    Disclosure. If a Party is subpoenaed or otherwise requested by any Person, including any Governmental Authority, to give testimony or provide information which in any way relates to this Agreement, the Teva Product or practices associated with the Teva Product, such Party shall give the other Party prompt notice of such request, and unless otherwise required by Law, shall make no disclosure until such other Party has had a reasonable opportunity to contest the right of the requesting Person to such disclosure. The Parties shall provide each other with all reasonable cooperation and generally make its employees available to give testimony or to provide reasonable assistance in connection with any lawsuits, claims, proceedings and investigations relating to this Agreement, the Teva Product or practices associated with the Teva Product.
7.5.    Enforcement. The Parties agree that equitable relief, including injunctive relief and specific performance, is appropriate in enforcing the confidentiality provisions of this Agreement. In the event of any such action to construe this provision, the prevailing Party will be entitled to recover, in addition to any charges fixed by the court, its costs and expenses of suit, including reasonable attorney’s fees. Such remedies shall not be deemed to be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.
8.    Representations and Warranties of Parties
MDCO represents and warrants to Teva that MDCO possess the rights and authority to grant the License and Authorization to Teva and its Affiliates under this Agreement, and Teva represents and warrants to MDCO that Teva possess the rights and authority to grant MDCO the license and associated rights set forth in Section 4, and with respect to Sections 8.1 and 8.2 below, each of MDCO and Teva represents, warrants, and covenants, to the other Party that:
8.1.    Organization and Authority. Such Party is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Party has the requisite power and authority to enter into this Agreement. Such Party has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by such Party of its obligations hereunder have been authorized by all requisite action on its part. This Agreement has been validly executed and delivered by such Party, and, assuming that such documents have been duly authorized, executed and delivered by the other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
8.2.    Consents and Approvals; No Violations.
8.2.1    Except as otherwise set forth in this Agreement or the Settlement Agreement, no material filing with, and no material permit, authorization, consent, or approval, of or from any Governmental Authority is required to be obtained by or on behalf of such Party of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair such Party’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.
8.2.2    Neither the execution nor the delivery of this Agreement by such Party, nor the performance by such Party of its obligations hereunder, will (i) violate the certificate of incorporation, certificate of formation, by-laws or other organizational document of such Party; (ii) conflict in any material respect with or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is a party; or (iii) violate or conflict in any material respect with any material Law, rule, regulation, judgment, order or decree of any court or Governmental Authority applicable to such Party, except in the case of clause (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby.
8.2.3    The Parties shall submit this Agreement together with the Settlement Agreement to the Federal Trade Commission Bureau of Competition and the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice as soon as practicable following its execution and in no event later than ten (10) Business Days following its execution.
9.    Indemnities; Product Liability; Insurance
9.1.    Indemnity by MDCO. MDCO shall defend, indemnify and hold harmless each of Teva and its Affiliates and its and their directors, officers, employees and contractors (“Teva Party”) from and against any and all Losses, (“MDCO Liability”) arising from or in connection with:
9.1.1    any Claim resulting from any negligent acts or acts of willful misconduct of any MDCO Party in connection with the performance of its obligations under this Agreement; or
9.1.2    the breach by MDCO of any of its representations or warranties contained in this Agreement;
except, in each case, to the extent that the MDCO Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of a Teva Party.
9.2.    Indemnity by Teva. Teva shall defend, indemnify and hold harmless each of MDCO and its Affiliates and its and their directors, officers, employees and contractors (“MDCO Party”) from and against any and all Losses (“Teva Liability”) arising from or in connection with:
9.2.1    any Claim resulting from any negligent acts or acts of willful misconduct of any Teva Party in connection with the performance of its obligations under this Agreement;

9.2.2    any Claim based on or arising out of the use, Manufacturing, Labeling, Packaging or Marketing of Teva Product, including, any investigation by a Governmental Authority or any claim for personal injury or property damage asserted by any user of Teva Product; or
9.2.3    the breach by Teva of any of its representations or warranties contained in this Agreement.
except, in each case, to the extent that Teva’s Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of a MDCO Party.
9.3.    Control of Proceedings. A Party seeking indemnification hereunder shall provide prompt written notice to the other Party (and, in any event, within thirty (30) days) of the assertion of any claim against such Party as to which indemnity is to be requested hereunder. The indemnifying Party shall have the sole control over the defense of any Claim, provided that, the indemnifying Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of such Claim if as a result of the settlement or Claim disposal the indemnified Party’s interests are in any way adversely affected.
9.4.    No Admissions. The indemnified Party shall not make any payment or incur any expenses in connection with any Teva Liability or MDCO Liability (as the case may be), or make any admissions or do anything that may compromise or prejudice the defense of any Claim without the prior written consent of the indemnifying Party.
9.5.    Claim Information. Each Party shall promptly:
9.5.1    inform the other by written notice of any actual or threatened Claim to which Sections 9.1 or 9.2 apply;
9.5.2    provide to the other Party copies of all papers and official documents received in respect of any such Claim; and
9.5.3    cooperate as reasonably requested by the other Party in the defense of any such Claim.
9.6.    Limitation of Liability. Except as may be included in a Claim under Section 9.1, 9.2 or 9.8, or a breach by any Party of Section 3 or Section 13.5, in no event shall any Party or its Affiliates be liable for special, punitive, indirect, incidental or consequential loss or damage (including lost profits or revenues associated with MDCO’s breach of its AG Product supply obligations) based on contract, tort or any other legal theory arising out of this Agreement.
9.7.    Product Liability Insurance. Each Party shall maintain, at its own cost, general commercial liability insurance (including comprehensive product liability) in such amount as MDCO and Teva, respectively, customarily maintain with respect to its other products and which is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities but in any event not less than $5,000,000 per occurrence and $5,000,000 in the aggregate. In the event the insurance policy obtained by a Party is a “claims made” policy (as opposed to an “occurrence” policy), such Party shall obtain comparable insurance for not less than six (6) years following the expiry or termination of this Agreement.
9.8.    Irreparable Harm. Teva acknowledges that in the event of a Launch by Teva of Teva Product in the Territory other than as permitted under this Agreement or a breach of Section 3.10, the damages to MDCO and its business (including, but not limited to, lost sales of Angiomax) would be difficult to calculate and the adequacy of monetary damages calculated at Law would be uncertain. Accordingly, Teva agrees that in any action by MDCO seeking injunctive or other equitable relief in connection with any such Launch other than as permitted under this Agreement or a breach of Section 3.10, Teva shall not assert or plead the availability of an adequate remedy at Law as a defense to the obtaining of any such remedy. Teva hereby waives any equitable defense to such injunction including, laches, unclean hands, acquiescence or any estoppel arguments. The foregoing shall not be in lieu of any other remedy to which MDCO may be entitled hereunder in equity or at Law as a result of such a breach and the Parties agree that lost profits resulting from lost sales by MDCO of Angiomax are a reasonably foreseeable element of damages which MDCO would suffer and to which, notwithstanding anything to the contrary set forth herein, MDCO will be entitled to recover in accordance with the Law.
9.9.    Limitation on Representations, Warranties and Indemnification. NEITHER PARTY SHALL BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.
10.    Force Majeure
10.1.    Force Majeure. Neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party. Subject to Section 10.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.
10.2.    Continued Force Majeure. If any Force Majeure continues unabated for a period of at least ninety (90) days, the Parties shall meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.
11.    Trademarks and Trade Names
11.1.    Except as may appear on the AG Product vials, Labeling and Packaging, Teva shall have no right to use any trademark or tradedress of MDCO and shall have no rights to any other intellectual property of MDCO or its Affiliates other than to the extent of the License and Authorization.
12.    Term and Termination
12.1.    Term. Unless sooner terminated in accordance with the terms hereof, the term of this Agreement shall extend from the Effective Date until the expiration of all of the MDCO’s Patents (the “Term”).
12.2.    Termination. In addition to MDCO’s right to immediately terminate this Agreement as set forth in Section 3, either Party shall be entitled to terminate this Agreement by written notice to the other if:
12.2.1    the other Party commits a material breach of this Agreement, and fails to remedy it within sixty (60) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Section 12.2; or
12.2.2    an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other Party's affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed over any of the other Party's assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of the other Party or if the other Party takes or suffers any similar or analogous action in consequence of debt, and such order, appointment or similar action is not removed within ninety (90) days.
12.3.    Effect of Termination. In the event of expiry or termination of this Agreement for any reason, each Party shall promptly return all Confidential Information of the other Party provided during the Term or destroy and certify the destruction of such Confidential Information.
12.4.    Liability on Termination. The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.
12.5.    Surviving Sections. The provisions of Sections 1, 3.6, 6.5 through 6.11, 7, 8, 9, and 13 shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this Agreement for any reason. In addition, except in the event that Teva has violated the Consent Judgment or has materially breached this Agreement or the Settlement Agreement, the Covenant Not to Sue and the final paragraph of Section 3.11 shall survive termination or earlier expiration of this Agreement.
13.    Miscellaneous

13.1.    Notice.
13.1.1    Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, or by confirmed fax transmission to the address of the receiving Party as set out in Section 13.2 below unless a different address or fax number has been notified to the other in writing for this purpose.
13.1.2    Each such notice or document shall:

(i)	if sent by hand, be deemed to have been given when delivered at the relevant address;

(ii)	if sent by prepaid mail, be deemed to have been given five (5) days after posting; or

(iii)
if sent by confirmed fax transmission be deemed to have been given when transmitted, provided that, a confirmatory copy of such fax transmission shall have been sent by prepaid overnight mail within twenty-four (24) hours of such transmission.

13.2.    Address for Notice. The address for services of notices and other documents on the Parties shall be:

To MDCO The Medicines Company 8 Sylvan Way Parsippany, NJ 07054 Attn: Chief Executive Officer Facsimile: with a copy to: The Medicines Company 8 Sylvan Way Parsippany, NJ 07054 Attn: General Counsel Facsimile:
To Teva
Teva Pharmaceuticals USA, Inc.
1090 Horsham Road
PO Box 1090
North Wales, PA 19454-1090
Attn: Chief Executive Officer
Facsimile: 215-591-8803
with a copy to:
Teva North America
425 Privet Road
Horsham, PA 19044
Attention: General Counsel
Facsimile: 215-293-6499

13.3.    Assignment.
13.3.1    Subject to Section 13.3.2, neither Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld or delayed.
13.3.2    Each Party shall be entitled, without prior written consent of the other Party, to assign all or any of its rights or obligations under this Agreement to an Affiliate or transfer such rights and obligations to a successor entity by way of merger or acquisition of substantially all of the assets of such Party (whether by consolidation, sale of assets, or otherwise); provided the Affiliate or other successor entity expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself and the Affiliate or other successor is a financially capable business entity.
13.3.3    Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment or transfer in contravention of the terms of this Agreement shall be null and void.
13.4.    Amendment. This Agreement may not be varied, changed, waived, discharged or terminated, including by course of conduct or trade usage, except by an instrument in writing signed by the Party against which enforcement of such variation, change, waiver, discharge or termination is sought.
13.5.    Public Announcements. The terms of the Settlement Documents and the negotiations of the Parties pertaining to them, shall be maintained in confidence by the Parties. Without limiting the generality of the foregoing, neither Party or its counsel shall provide discovery (including without limitation documents, oral testimony and/or statements whether by deposition or otherwise, the work of outside experts or consultants, or work product embodying any of the above) to any Third Party in any judicial or arbitral proceeding in the Territory pertaining to the Settlement Documents. Notwithstanding these obligations, (i) a Party may issue a press release with the prior written consent of the other Party (such consent to be at the sole discretion of such other Party); (ii) MDCO may issue a press release in the form attached hereto as Schedule 13.5; (iii) either Party may disclose such terms or discovery as otherwise required by court order, provided that the other Party shall be given the opportunity to (a) review and comment on the proposed disclosure reasonably in advance of the disclosure, and (b) quash such order and to obtain a protective order requiring that the information and documents that are the subject of such order be held in confidence by such court; (iv) MDCO may disclose (a) to a Third Party (a “Settling Party”) the terms set forth in Sections 2 and 6 (along with the defined terms in Section 1 referenced in those provisions) that trigger a most favored nations provision in a settlement relating to the Litigated Patents, the ‘404 patent, or the MDCO Product between MDCO and such Settling Party, provided that such disclosure is solely for purposes of establishing whether and to what extent such a most favored nations provision has been triggered and such Settling Party has agreed in writing to maintain the confidentiality of such terms of the Settlement Documents and not to use such terms other than in connection with such purpose and no other purpose, and (b) to a person unaffiliated with such Settling Party and acceptable to MDCO Sections 2 and 6 (along with the defined terms in Section 1 referenced in those provisions) solely to assess the applicability of the most favored nations provision to the terms disclosed to such Settling Party, provided that such unaffiliated person has agreed in writing to maintain the confidentiality of the Settlement Documents and not to use such terms other than in connection with such assessment and no other purpose; (v) either Party may disclose such terms to such Party’s actual and prospective investors and lenders, attorneys, accountants, and FDA consultants on a need-to-know basis and who have agreed in writing and in advance to maintain the confidentiality of such information in accordance with the confidentiality provisions set forth herein; (vi) Teva may disclose such terms to the FDA as may be necessary or useful in obtaining and maintaining Regulatory Approval of the Teva ANDA and Launching the Teva Product as provided by the License Agreement, so long as Teva requests that the FDA maintain such terms in confidence, and (vii) Teva may disclose such terms to its manufacturers and customers in accordance with Teva’s exercise of its pre-Launch rights set forth in Sections 2.1 and 3.1 and (viii) either Party may disclose such terms as otherwise required by Law, including without limitation SEC reporting requirements, or by the rules or regulations of any stock exchange to which the Parties are subject; provided that, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of the Settlement Documents and API Supply Agreement with respect to any SEC filings, and each Party shall use reasonable efforts to seek confidential treatment for such terms; provided, however, that each Party shall ultimately retain control over what information to disclose to the SEC or any other such agencies.
13.6.    Superiority of Agreement. The Parties agree that this Agreement supersedes all prior discussions and writings of the Parties, and that the provisions of this Agreement, together with any amendments hereto, shall prevail over any inconsistent statements or provisions contained in any prior discussions, arrangements or comments between the Parties and in any documents passing between the Parties, including, any forecast, purchase order, purchase order revision, acknowledgment, confirmation or notice. It is agreed that:
13.6.1    neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement;
13.6.2    neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in this Agreement;
13.6.3    this Section 13.6 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation; and
13.6.4    notwithstanding the foregoing, the Settlement Agreement shall be deemed of equal dignity to this Agreement and this Agreement shall be construed together with the Settlement Agreement in a consistent manner as reflecting a single intent and purpose.
13.7.    Governing Law. This Agreement shall be governed by the Laws of the State of New York without regard to the conflicts of law provisions thereof. The Parties irrevocably agree that the United States District Court for the Southern District of New York shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that, accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in the United States District Court for the Southern District of New York. Notwithstanding the foregoing, if there is any dispute for which the United States District Court for the Southern District of New York does not have subject matter jurisdiction, the state courts in the State, City and County of New York, shall have jurisdiction. In connection with any dispute arising out of or in connection with this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State, City and County of New York.
13.8.    Agreement Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this

Agreement.
13.9.    Counterparts. This Agreement may be executed in any number of counterparts and may be executed by the Parties on separate counterparts (including fax or electronic counterparts), each of which is an original but all of which together constitute the same instrument.
13.10.    Severability. If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.
13.11.    Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities; and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between MDCO and Teva. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.
13.12.    Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. MDCO and Teva acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “MDCO shall” or “MDCO will” herein shall also mean “MDCO shall cause” the particular action to be performed. Similarly, with respect to any particular action or agreement, the use of the words “Teva shall” or “Teva will” herein shall also mean “Teva shall cause” the particular action to be performed. Nothing in this Agreement shall operate to exclude any provision implied into this Agreement by Law and which may not be excluded by Law or limit or exclude any liability, right or remedy to a greater extent than is permissible under Law.
13.13.    Dispute Resolution.
13.13.1    Preliminary Process. If there is a disagreement between the Parties as to the interpretation of this Agreement or in relation to any aspect of the performance by either Party of its obligations under this Agreement, the Parties shall, within ten (10) Business Days of receipt of a written request from either Party, meet in good faith and try to resolve the disagreement without recourse to legal proceedings.
13.13.2    Escalation of Dispute. If resolution of the disagreement does not occur within five (5) Business Days after such meeting, the matter shall be escalated to applicable Teva and MDCO Presidents (or other ranking senior executive) for resolution.
13.13.3    Equitable Relief. Nothing in this Section 13.13 restricts either Party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek legal remedies through any available channel if resolution is not otherwise achieved under this Section 13.13.
13.14.    Cumulative Rights. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.
13.15.    No Third Party Benefit. This Agreement shall be binding upon and enure solely to the benefit of the Parties hereto, their Affiliates, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
13.16.    Further Assurance. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.
13.17.    Waiver. No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver, acquiescence or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver by a Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Party would otherwise have on any future occasion.
[Signature Page Follows]

[Signature Page to License Agreement Regarding Bivalirudin Injection Product]
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

THE MEDICINES COMPANY

Date: _9/30/11________        By: _/s/ Glenn Sblendorio___________________

Name: ___Glenn Sblendorio_________________

Title: __EVP & CFO________________________

TEVA PHARMACEUTICALS USA, INC.

Date: September 30, 2011__        By: _/s/ Deborah A. Griffin___________________

Name: __Deborah A. Griffin__________________

Title: __VP & CFO__________________________

Date: _September 28, 2011__     By: _/s/ David M. Stark________________________

Name: _David M. Stark________________________

Title: __VP &GC_____________________________

Schedule 13.5
MDCO Press Release

Contact: Michael Mitchell
The Medicines Company
973-290-6000
investor.relations@themedco.com

DRAFT, NOT FOR RELEASE:

The Medicines Company Settles Angiomax® (bIVALIRUDIN) Patent LitigationS with Teva
Parsippany, N.J., October __, 2011— The Medicines Company (NASDAQ: MDCO) today announced that it has settled the lawsuits filed by MDCO in the U.S. District Court for the District of Delaware relating to the Abbreviated New Drug Applications (ANDAs) filed by Teva Parenteral Medicines, Inc. and its affiliate, Pliva Hrvatska d.o.o. (collectively “Teva”), for generic versions of Angiomax® (bivalirudin for injection). The settlement includes a license by MDCO to Teva Pharmaceuticals USA, Inc. and its affiliates under which Teva may launch a generic bivalirudin product under one of its ANDAs in the U.S. on June 30, 2019. In certain limited circumstances, MDCO’s license to Teva would become effective prior to June 30, 2019.
As part of the agreement, Teva admits that the two patents asserted in the lawsuits are valid and enforceable against, and would be infringed by, Teva's proposed generic bivalirudin products. The patents at issue in the litigation are listed in the Orange Book and expire on July 27, 2028.
MDCO also entered into an agreement with Teva under which Teva will supply bivalirudin active pharmaceutical ingredient (API) to MDCO. This provides an additional source of API to support planned growth of product use.
“This result reflects our continued confidence in the strength of our patents, and we will continue to vigorously defend our intellectual property,” said Dr. Clive Meanwell, Chairman and CEO of The Medicines Company.   “We are delighted to partner with Teva who will provide us needed additional manufacturing capacity and a second source of high quality Angiomax® active ingredient which we can finish, fill and supply to our hospital customers for millions of patients.”
As required by law, MDCO and Teva will submit the agreements to the U.S. Federal Trade Commission and the U.S. Department of Justice.

Background on the litigation now settled.

On September 4, 2009, MDCO announced that it had received a Paragraph IV Certification Notice Letter from Teva notifying MDCO that Teva had submitted ANDAs to the Food and Drug Administration for approval to market generic versions of Angiomax®. On October 8, 2009 and December 28, 2009, MDCO filed patent infringement lawsuits against the Teva defendants. The complaints, which were filed in the U.S. District Court for the District of Delaware, alleged infringement of U.S. Patent Nos. 7,582, 727 and 7,598,343, which expire on July 27, 2028.

MDCO remains in infringement litigations involving U.S. Patent Nos. 7,582, 727 and 7,598,343 with APP Pharmaceuticals, Hospira, Mylan Pharmaceuticals, and Dr. Reddy’s Laboratories.

About The Medicines Company
The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well-being of critically ill patients. The Medicines Company's website is www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" and "expects" and similar expressions, including the Company’s preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company's products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Quarterly Report on Form 10-Q filed on August 2, 2011, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.